                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          National Dentex Corporation
                (Name of Registrant as Specified In Its Charter)

                          National Dentex Corporation
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                          NATIONAL DENTEX CORPORATION

                      NOTICE OF SPECIAL MEETING IN LIEU OF
                         ANNUAL MEETING OF STOCKHOLDERS

               TO BE HELD ON TUESDAY, APRIL 7, 1998 AT 10:00 A.M.

TO ALL STOCKHOLDERS OF NATIONAL DENTEX CORPORATION:

     Notice is hereby given that the 1998 Special Meeting in Lieu of Annual Meeting of Stockholders of National Dentex Corporation (the "Company") will be held at The Sky Restaurant, 120 Boston Post Road, Sudbury, Massachusetts, on Tuesday, April 7, 1998 at 10:00 a.m. for the following purposes:

     1. To fix the number of directors of the Company at five and to elect such number of directors for the ensuing year and until their respective successors are chosen and qualified;

     2. To consider and approve the proposed amendment to the Company's 1992 Long Term Incentive Plan (the "LTIP") to increase the number of shares of Common Stock reserved for issuance under the LTIP by 150,000 shares (representing approximately 4.3% of the outstanding shares);

     3. To consider and act upon the matter of ratifying the selection of Arthur Andersen LLP as auditors of the Company for the fiscal year ending December 31, 1998; and

     4. To consider and act upon any other matters which may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 17, 1998, as the record date for determining the stockholders entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND, THE COMPANY REQUESTS THAT YOU FILL IN, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                            By Order of the Board of Directors

                                            DONALD H. SIEGEL, Clerk

Dated: March 5, 1998                                        526 Boston Post Road
                                                    Wayland, Massachusetts 01778

                          NATIONAL DENTEX CORPORATION
                              526 Boston Post Road
                          Wayland, Massachusetts 01778

                          ---------------------------

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to the stockholders of National Dentex Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held on Tuesday, April 7, 1998 at The Sky Restaurant, 120 Boston Post Road, Sudbury, Massachusetts, at 10:00 a.m., and any adjournments or postponements thereof (the "Meeting"). The solicitation of proxies by mail may be followed by solicitation of certain stockholders by officers, directors or regular employees of the Company by telephone or other verbal communications. The Company may also request banks, brokers and their custodians, nominees and fiduciaries to solicit customers of theirs for shares of the Company registered in the name of a nominee. The cost of solicitation will be borne by the Company.

     All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same by filing a notice of such revocation with the Clerk of the Company at any time before the voting of such proxy, or by voting in person at the Meeting. Unless previously revoked, proxies so delivered will be voted at the Meeting. Where a choice or instruction is specified by the stockholder thereon, the proxy will be voted in accordance with such specification. Where a choice or instruction is not specified by such stockholder, the proxy will be voted as recommended by the directors.

     This Proxy Statement, the related form of proxy and the Company's Annual Report for the fiscal year ended December 31, 1997 are being mailed together on or about March 5, 1998 to stockholders entitled to notice of and to vote at the Meeting.

                    VOTING SECURITIES AND OWNERSHIP THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on February 17, 1998 are entitled to receive notice of and to vote at the Meeting. The transfer books will not be closed. As of the close of business on February 17, 1998, there were outstanding and entitled to vote 3,461,623 shares of Common Stock, $.01 par value per share (the "Common Stock"). Each share is entitled to one vote.

OWNERSHIP OF VOTING SECURITIES

     The following table sets forth certain information as of February 17, 1998 with respect to the beneficial ownership of the Company's Common Stock by all stockholders known by the Company, based on information provided to the Company by the stockholders, to be beneficial owners of more than 5% of the Company's Common Stock, and the beneficial ownership of shares of Common Stock by directors and nominees for directors, by certain of the Company's executive officers and by all directors and officers of the Company as a group.

                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP     PERCENTAGE OF
                       NAME AND ADDRESS                             (NUMBER OF           OUTSTANDING
                     OF BENEFICIAL OWNERS                           SHARES)(1)            SHARES(1)
-------------------------------------------------------------- --------------------     -------------
William M. Mullahy(2)*+.......................................         183,722               5.3%
David V. Harkins*.............................................          42,238               1.2%
Jack R. Crosby(3)*............................................           5,589               0.2%
William H. McClurg*...........................................           6,841               0.2%
Norman F. Strate*.............................................             805               0.02%
David L. Brown(4)+............................................          16,664               0.5%
Eloy V. Sepulveda(5)+.........................................          16,116               0.5%
Donald E. Merz(6)+............................................          16,754               0.5%
Richard F. Becker, Jr.(7)+....................................          16,627               0.5%
Wasatch Advisors, Inc.........................................       1,103,720              31.9%
  68 South Main Street, Suite 400
  Salt Lake City, UT 84101
Putnam Investments, Inc.......................................         268,400               7.8%
  One Post Office Square
  Boston, MA 02109
Goldman Sachs Group, L.P......................................         250,500               7.2%
  85 Broad Street
  New York, NY 10004
Stein Roe & Farnham Inc.......................................         219,900               6.4%
  One South Wacker Drive
  Chicago, IL 60606
The Kaufman Fund, Inc.........................................         180,000               5.2%
  140 E. 45th Street
  43rd Floor
  New York, NY 10017
All executive officers and directors as a group
  (13 persons)(8).............................................         359,493              10.2%

---------------

  * Director or nominee for director of the Company. Such person's address is c/o National Dentex Corporation, 526 Boston Post Road, Wayland, MA 01778.

  + Executive Officer. Such person's address is c/o National Dentex Corporation,
    526 Boston Post Road, Wayland, MA 01778.

(1) Unless otherwise indicated, each of the persons named on the table has sole voting and investment power with respect to the shares set forth opposite such person's name. With respect to each person or group, percentages are calculated based on the number of shares outstanding plus shares which may be acquired by such person or group within 60 days of February 17, 1998 pursuant to the exercise of presently exercisable or outstanding options, warrants or conversion privileges. Information with respect to beneficial ownership is based upon information furnished by such stockholder.

(2) Does not include 20,000 shares upon which Mr. Mullahy holds options issued by the Company, none of which are exercisable within 60 days of February 17, 1998.

(3) Includes 5,589 shares held by Rust Capital, Ltd. Mr. Crosby is the President of Rust Capital, Ltd. and under certain circumstances, he could be deemed to be indirectly a beneficial owner of the shares of Common Stock held by Rust Capital, Ltd; however, Mr. Crosby disclaims beneficial ownership of such shares.

(4) Includes 13,000 shares upon which Mr. Brown holds options issued by the Company, of which 6,333 are exercisable within 60 days of February 17, 1998.

(5) Includes 15,000 shares upon which Mr. Sepulveda holds options issued by the Company, of which 8,333 are exercisable within 60 days of February 17, 1998.

(6) Includes 10,000 shares upon which Mr. Merz holds options issued by the Company, of which 5,500 are exercisable within 60 days of February 17, 1998. Also includes 233 shares held by his son, as to which Mr. Merz disclaims beneficial ownership.

(7) Includes 10,500 shares upon which Mr. Becker holds options issued by the Company, of which 5,833 are exercisable within 60 days of February 17, 1998.

(8) Includes 57,500 shares upon which certain officers, other than the executive officers named in the table, hold options issued by the Company, of which 31,333 are exercisable within 60 days of February 17, 1998.

                                 PROPOSAL NO. 1
                        NUMBER AND ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" FIXING THE NUMBER OF DIRECTORS AT FIVE AND FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

NUMBER OF AND NOMINEES FOR DIRECTORS

     It is the intention of the persons named as proxies to vote the proxies, unless authority to vote is specifically withheld, to fix the number of directors at five and to elect as directors the nominees listed below to serve as such until the next annual meeting of stockholders and until their respective successors are chosen and qualified. With the exception of Mr. Strate, all of the nominees were elected directors by the stockholders at the Company's Special Meeting in Lieu of Annual Meeting of Stockholders in 1997. Mr. Strate joined the Board of Directors in 1997 and is being nominated for election by the stockholders for the first time this year. It is believed that each nominee will be able and willing to serve during the ensuing year. If any one or more of them should be unable or choose not to serve, the persons named as proxies may either vote to fix the number of directors at such lesser number as will equal the number of nominees able and willing to serve, or vote in favor of such other person or persons as the Board of Directors at that time recommends.

     The names and ages of the proposed nominees for directors, their principal occupations during the past five years, any other directorships held by such person in any company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any company registered as an investment company under the Investment Company Act of 1940, as amended, and the year in which they first became directors of the Company, are as follows:

                                                                              ELECTED
          NAME           AGE                        OFFICE                    DIRECTOR
----------------------------      ------------------------------------------  --------
William M. Mullahy       62       President, Chief Executive Officer and        1982
                                  Director
David V. Harkins         57       Chairman of the Board and Director            1982
Jack R. Crosby           71       Director                                      1992
William H. McClurg       61       Director                                      1994
Norman F. Strate         56       Director                                      1997

     Mr. Mullahy was a founder of the Company and has served as a director, President and Chief Executive Officer since its inception. From 1963 to 1979, Mr. Mullahy held a number of management positions with Warner-Lambert Corporation and was President of the World-Wide Medical Electronics Group. From 1979 to 1984, Mr. Mullahy acted as an independent consultant for corporations in turn-around situations, including North American Biologicals, Inc. and First Alert, Inc. He has more than 20 years of sales and management experience in the health care and dental industry.

     Mr. Harkins was a founder of the Company and has served as Chairman of the Board and as a director since its inception. Mr. Harkins was Treasurer of the Company from its inception until 1991. Since 1987, Mr. Harkins has been a Senior Managing Director of Thomas H. Lee Company, a private equity investment firm which he joined in 1974. Mr. Harkins is currently a director of First Alert, Inc., Freedom Securities Corporation and Syratech Corp.

     Mr. Crosby is Chairman of The Rust Group, a private investment partnership headquartered in Austin, Texas. Mr. Crosby serves as a director of several public and privately held companies, including Prime Cable Corporation, Heartland Wireless Communications, Inc., and CinemaStar Luxury Theaters, Inc. Mr. Crosby has been a director of the Company since 1992.

     Mr. McClurg has been President of Load Controls, Inc., since 1984. Load Controls, Inc. manufactures and sells electric motor power sensors and load controls. Mr. McClurg has been a director of the Company since 1994.

     Mr. Strate was Chief Executive Officer of J.F. Jelenko & Co., a supplier of dental products to dental labs, from 1986 until it was acquired by Heraeus, GmbH at the end of 1996. Mr. Strate joined the Board of Directors of the Company in 1997. He is a partner in the Strate Group, a merger and acquisitions firm. He is also a member of the Board of Fellows of the Harvard School of Dental Medicine.

     A quorum being present, the affirmative vote of the holders of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting is required to elect each director. Thus, abstentions or broker non-votes, if any, will not be included in the totals and will have no effect on the outcome of the vote.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     As permitted by the By-Laws of the Company, the Board has established standing Compensation and Audit Committees. The Company does not have a standing nominating committee or a committee performing similar functions.

     The role of the Compensation Committee is described in detail below under "Executive Compensation -- Report of Compensation Committee on Executive Compensation."

     The Audit Committee recommends to the Board of Directors the engagement of independent auditors for the year subject to approval by the stockholders of the Company, reviews the annual financial statements of the Company and any recommended changes or modifications in control procedures and accounting practices and policies, monitors with management and the auditors the Company's system of internal control and its accounting and reporting practices, reviews compliance with conflict-of-interest policy and other policies of the Company, and reviews the capital structure of the Company.

     The Compensation Committee, of which Messrs. Harkins, Crosby, McClurg and Strate are members, met three times during the Company's last fiscal year. The Audit Committee, of which Messrs. Harkins, Crosby, McClurg and Strate are members, met twice during the Company's last fiscal year.

     During the fiscal year ended December 31, 1997, the Board of Directors met three times. All of the Directors attended 100% of the meetings of the Board of Directors and all of the committee meetings of which they were members.

     Any stockholder wishing to make a recommendation of a candidate for election as a Company director should submit it to the President of the Company.

     No director or executive officer is related by blood, marriage or adoption to any other director or executive officer of the Company.

COMPENSATION OF DIRECTORS

     "Non-affiliated" directors receive $12,000 annually in compensation and at their election can take such compensation in cash or Common Stock of the Company. Mr. McClurg and Mr. Strate are non-affiliated directors for these purposes. "Affiliated" directors (Messrs. Crosby, Harkins and Mullahy) do not receive any fee or remuneration for services as a member of the Board of Directors or of any committee of the Board of Directors. Affiliated and non-affiliated directors are reimbursed for expenses incurred in connection with their services.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has prepared the following report on executive compensation:

     The Compensation Committee of the Board of Directors (the "Committee") is composed of four directors who are not employees of the Company. The Committee recommends to the Board the key goals and objectives for the Chief Executive Officer; recommends compensation for the Chief Executive Officer and outside Directors; reviews and recommends to the Board compensation plans submitted by the Chief Executive Officer for all executive officers; ensures that compensation and benefits are at levels which enable the Company to attract, retain and motivate high-quality employees; considers, reviews and recommends to the Board the modification, amendment and establishment of compensation plans and policies; and, upon recommendation of management, reviews and recommends to the Board the number of shares, price per share, conditions and duration for stock issuances under the Company's Long Term Incentive Plan and other stock plans.

     The Committee has attempted to design the components of the compensation program to meet the Company's pay philosophy. Base salaries, the fixed regular periodic component of pay, are conservatively pegged to what the Committee subjectively believes to be competitive with the average level of base salaries paid to executives holding positions entailing similar responsibilities in organizations of similar size. Factors considered in determining the appropriate salary grade for each particular officer include level of responsibility, prior experience and accomplishments and relative importance of the job in terms of achieving corporate objectives. Annual bonuses, which are directly linked to the short-term financial performance of both the operating dental laboratories and the Company as a whole, are designed to provide better than competitive pay only for better than competitive financial performance. Finally, the compensation program includes equity-based plans which reward executives for delivering long-term value to the Company's stockholders. The Long Term Incentive Plan and the Employees' Stock Purchase Plan provide rewards to executives and other employees only to the extent that the stockholders similarly benefit.

     The goals of the Company's compensation program are to:

        - reward executives for long-term strategic management and the enhancement of stockholder value through appropriate equity ownership in the Company.

        - integrate compensation programs with both the Company's annual and longer-term strategic planning and measurement processes.

        - support a performance-oriented environment that rewards performance not only with respect to Company goals but also Company performance.

        - attract and retain key executives critical to the long-term success of the Company.

     The Company has established cash incentive plans which reward dental laboratory management and other designated key employees who directly influence the financial performance of an individual dental laboratory, reward key executives based upon the Company's achievement of corporate earning targets, expressed in terms of pre-tax income, as compared to the Company's budget for each year, and reward group managers based upon the achievement of earnings with each group manager's group of dental laboratories.

     The Committee's goal is to use compensation policies to closely align the interests of management, including attainment of certain short-term performance goals, with the interests of the Company's stockholders in building long-term value. The Committee will review its compensation policies from time to time in order to determine the reasonableness of the Company's compensation program and to take into account factors which are unique to the Company.

     With respect to Mr. Mullahy, the Company's President and Chief Executive Officer, the Committee continued to hold Mr. Mullahy's 1997 salary constant, as it had for several years, based upon the Committee's subjective judgment that this level of base compensation was appropriate given the Company's continued steady growth. In addition, Mr. Mullahy participated in the Company's cash Executive Incentive Compensation Plan. His bonus award under this plan was based solely upon the Company's level of achievement as compared to its budgeted fiscal year pretax profit.

     With respect to equity compensation, the Committee observed that Mr. Mullahy had not been granted stock options since the Company's initial public offering in 1993. The Committee determined that the Company's growth and Mr. Mullahy's performance over that time warranted an award under the Company's 1992 Long Term Incentive Plan. Accordingly, in October 1997, Mr. Mullahy was granted incentive stock options to purchase 20,000 shares of Common Stock.

     With respect to the other executive officers named in the compensation tables below, the Committee reviewed and recommended approval by the Board of the cash compensation proposals made for such officers by Mr. Mullahy as Chief Executive Officer. These included bonuses based on the same short-term performance factors taken into account in determining Mr. Mullahy's cash bonus award. As a long-term incentive, the Committee also approved Mr. Mullahy's recommendation of incentive stock option grants to purchase between 4,000 and 6,000 shares of Common Stock to each of the named officers.

     In making its recommendations with respect to 1997, the Committee took note of the fact that the Company's stock price performance over the past four years continued to outperform the NASDAQ Industrial Index and the Peer Group Index.

                                      Jack R. Crosby
                                      David V. Harkins
                                      William H. McClurg
                                      Norman F. Strate

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment and change of control severance agreements with William M. Mullahy, David L. Brown and Richard F. Becker. The Company's employment agreements with Messrs. Mullahy, Brown and Becker (the "Agreements") each expire April 1, 1998, and provide for annual base salaries which may be increased at the discretion of the Board of Directors.

     The Agreements also provide for participation in the Company's Executive Incentive Compensation Plan, reimbursement of expenses, and the same benefits offered to the Company's executives generally. The Agreements provide for automatic renewal after the expiration of their initial three-year terms until termination by the Company or by the employee.

     The Company's Change of Control Severance Agreements with Messrs. Mullahy, Brown and Becker provide that each may receive severance benefits equal to two times their respective base salaries in effect immediately prior to the date of termination plus two times the average amount of the bonus payable for the two fiscal years ending on or immediately prior to the date of termination in the event that the executive is terminated by the Company without cause or the executive terminates his employment agreement for certain specified reasons.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the Company's cumulative total stockholder return on its Common Stock for the period since its initial public offering (December 21, 1993) to December 31, 1997 with the cumulative total return of the NASDAQ Industrial Index and a peer group index described more fully below.

                   COMPARISON OF CUMULATIVE TOTAL RETURN (1)
        AMONG COMPANY, NASDAQ INDUSTRIAL INDEX AND PEER GROUP INDEX (2)

                   12-21-93  12-31-93  12-31-94  12-31-95  12-31-96  12-31-97

       NADX         100.00    112.50    118.75    306.25    251.56    275.00
       NASDAQ       100.00    102.94     96.29    123.23    141.75    155.98
       Peers        100.00    107.22     85.90    110.51    125.48    125.75

(1) Assumes $100 invested on December 21, 1993 in the Company's Common Stock, the NASDAQ Industrial Index and the Peer Group Index, including reinvestment of any dividends paid on the investment.

(2) The Peer Group Index consists of Dentsply International, Inc. and Patterson Dental Company. The Company believes that the companies included in the Peer Group Index represent the publicly traded companies within the dental services industry. The Company has eliminated Sullivan Dental Products, Inc. from the Peer Group Index because stock price information is no longer available following the acquisition of this company in 1997. Information for prior periods has been restated.

EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the executive officers of the Company, their ages, the positions and offices held by each such person, and the year each such person first served as an executive officer of the Company:

                                                                                       FIRST YEAR
                                                                                          AS AN
         NAME                AGE         EXECUTIVE POSITIONS AND OFFICES HELD       EXECUTIVE OFFICER
-----------------------      ---       -----------------------------------------    -----------------

William M. Mullahy           62        President, Chief Executive Officer and              1982
                                         Director
David L. Brown               57        Vice President, Treasurer and Chief                 1984
                                         Financial Officer, and Assistant Clerk
Richard F. Becker, Jr.       45        Vice President-Finance and Assistant                1990
                                         Treasurer
Richard G. Mariacher         53        Vice President-Technical Services                   1982
Arthur B. Champagne          57        Group Vice President                                1986
James F. Dodd, III           58        Group Vice President                                1993
Donald E. Merz               59        Group Vice President                                1987
Eloy V. Sepulveda            62        Group Vice President                                1994
Thomas E. Gildersleeve       28        Vice President, Business Development                1996

---------------

     The following is a brief account of the background of each executive officer of the Company, with the exception of Mr. Mullahy, whose background is summarized on page 4 above.

     Mr. Brown has been Vice President-Finance and Chief Financial Officer of the Company since October 1984 and Treasurer since 1991. From 1967 to 1983 he held a number of financial positions with William Underwood Company, where he was Corporate Controller from 1979 to 1983. Mr. Brown served as International Controller for Charles River Breeding Laboratories for a brief period in 1984, prior to joining the Company.

     Mr. Becker served as Corporate Controller of the Company from 1984 to 1990, Vice President and Corporate Controller from 1990 to 1996 and is currently Vice President-Finance. Prior to joining the Company, Mr. Becker held a number of financial management positions with Etonic, Inc. and Kendall Company, subsidiaries of Colgate-Palmolive, Adage Corporation, William Underwood Company and Rix Corporation.

     Mr. Mariacher has served as Vice President-Technical Services of the Company since its inception. Mr. Mariacher has been with the Company or its predecessors for the past 32 years. He is the author of many technical articles, past Chairman of the National Board for Certification of Dental Laboratories, Technical Editor of Laboratory Management Today, serves as Chairman of the Board of Directors of the CAL-Lab Group and is a past delegate of the Federation of Prosthodontics Organizations.

     Mr. Champagne has been a Vice President of the Company since 1986 and has operational responsibility for the Company's five dental laboratory locations in New England. Mr. Champagne has been employed by the Company or its predecessors for the past 40 years.

     Mr. Dodd has been a Vice President of the Company since March 1993 and has operational responsibility for the Company's dental laboratories in Delaware, Colorado, Arizona, Pennsylvania, New Jersey, Tennessee and Alabama. He was the founder and President of Dodd Dental Laboratories, Inc. ("Dodd"), a dental laboratory, from 1963 until Dodd was acquired by the Company in February, 1992.

     Mr. Merz has been in the dental laboratory industry for the past 34 years with the Company or its predecessors. He has been a Vice President of the Company since 1987, and is responsible for overseeing the Company's six dental laboratory operations in Iowa, Minnesota, Missouri, Indiana, Wisconsin and Michigan.

     Mr. Sepulveda has been employed by the Company or its predecessors for the past 39 years. He has served as a Vice President since 1994 and has operational responsibilities for the Company's eight dental laboratories in the states of Texas, Florida, Louisiana, Oklahoma and Mississippi.

     Mr. Gildersleeve has been employed by the Company since 1995 and has served as Vice President, Business Development since 1996. Prior to joining the Company, Mr. Gildersleeve served as an analyst at Sunbeam-Oster Corporation from 1992 to 1993. From 1993 to 1994, he was an associate at the Helios Group, a private investment group, and acted as an operations consultant to a number of small companies during 1994 and 1995.

     The officers of the Company serve at the discretion of the Board of Directors.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth, for the past three fiscal years, information concerning the annual and long-term compensation for services rendered to the Company by those persons who were at December 31, 1997 (i) the Chief Executive Officer of the Company and (ii) the four other most highly compensated executive officers of the Company whose annual compensation during 1997 exceeded $100,000 (the "Named Executive Officers").

                                                                                LONG TERM COMPENSATION
                                                                             ----------------------------
                                               ANNUAL COMPENSATION            SECURITIES      ALL OTHER
          NAME AND PRINCIPAL            ---------------------------------     UNDERLYING    COMPENSATION
               POSITION                  YEAR      SALARY      BONUS(1)       OPTIONS(#)         (2)
--------------------------------------  ------    ---------   -----------    ------------   -------------
William M. Mullahy....................   1997     $ 175,000    $ 105,000        20,000         $ 3,500
  President and Chief Executive                     175,000       85,000            --           2,310
     Officer                             1996
                                         1995       175,000      100,000            --           2,310
David L. Brown........................   1997       100,000       73,250         6,000           2,000
  Vice President, Treasurer and          1996        93,250       60,000         2,000           1,865
  Chief Financial Officer                1995        73,000       90,000         3,000           1,460
Donald E. Merz........................   1997        58,000       98,185         4,000           1,160
  Group Vice President                   1996        58,000       92,168         1,500           1,160
                                         1995        58,000       98,192         3,000           1,160
Eloy V. Sepulveda.....................   1997        67,000       89,276         6,000           1,340
  Group Vice President                   1996        67,000       92,036         2,000           1,340
                                         1995        67,000       98,125         4,000           1,340
Richard F. Becker, Jr.................   1997        72,000       49,600         4,000           1,440
  Vice President-Finance                 1996        68,500       42,000         2,000           1,370
                                         1995        58,000       50,000         3,000           1,160

---------------

(1) Paid for services rendered in 1995, 1996 or 1997 under the Company's Executive Incentive Compensation Plan, as to Messrs. Mullahy, Brown, Merz, Sepulveda and Becker, under the Company's Laboratory Incentive Compensation Plan, as to Messrs. Merz and Sepulveda, and under the Group Managers Incentive Plan, as to Messrs. Merz and Sepulveda.

(2) Represents the Company's matching contribution for the account of the Named Executive Officer under the Company's Dollars Plus Plan, a plan qualified under sec.401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The matching contribution is 100% of the first 1% of salary contributed by the employee and 50% of the next 2% of salary contributed.

                             OPTION GRANTS IN 1997

     The following table shows the options granted to the Named Executive Officers during the fiscal year ended December 31, 1997. These options were granted on October 27, 1997, vest in equal portions over a three year period from date of grant and expire ten years from date of grant.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                                   ANNUAL RATE OF
                                  SECURITIES       TOTAL                                      STOCK PRICE
                                  UNDERLYING      OPTIONS                                   APPRECIATION FOR
                                   OPTIONS      GRANTED TO     EXERCISE                      OPTION TERM(3)
                                   GRANTED     EMPLOYEES IN      PRICE     EXPIRATION     --------------------
              NAME                  (#)(1)        1997(2)        (SH)         DATE           5%         10%
--------------------------------  ----------   -------------   ---------   -----------    --------    --------
William M. Mullahy..............    20,000          16.0%       $ 20.50      10/27/07     $257,800    $653,400
David L. Brown..................     6,000           4.8%         20.50      10/27/07       77,340     196,020
Donald E. Merz..................     4,000           3.2%         20.50      10/27/07       51,560     130,680
Eloy V. Sepulveda...............     6,000           4.8%         20.50      10/27/07       77,340     196,020
Richard F. Becker, Jr...........     4,000           3.2%         20.50      10/27/07       51,560     130,680

---------------

(1) All are incentive stock options.

(2) The Company granted options to purchase a total of 124,960 shares to its employees in fiscal year 1997, including grants to executive officers.

(3) Net gains from potential stock option exercises are estimated based on assumed rates of stock price appreciation over the options' terms, as set forth in rules promulgated by the Securities and Exchange Commission, and are not intended to forecast possible future appreciation of the Common Stock. The actual net gains, if any, are dependent on the actual future performance of the Common Stock and overall stock market conditions. There can be no assurance that the assumed rates of stock price appreciation utilized in calculating the amounts reflected in these columns will be achieved.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information concerning options exercised during 1997 and the unexercised options held as of December 31, 1997, by the Named Executive Officers.

                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                       OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                             ACQUIRED       VALUE             YEAR END(#)              AT FISCAL YEAR END(7)
                           ON EXERCISE    REALIZED    ---------------------------   ---------------------------
          NAME                 (#)           (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------  ------------   ---------   -----------   -------------   -----------   -------------
William M. Mullahy.......         --       $    --          --(2)       20,000        $    --        $30,000
David L. Brown...........         --            --       4,666(3)        8,334         45,998         21,751
Donald E. Merz...........         --            --       4,000(4)        6,000         39,375         18,000
Eloy V. Sepulveda........         --            --       6,332(5)        8,668         64,991         25,007
Richard F. Becker, Jr....         --            --       4,166(6)        6,334         39,748         18,751

---------------

(1) The value realized upon exercise of the options is determined by multiplying the number of options exercised by the difference between the market price of the Common Stock on the date of exercise of the options and the exercise price of the options exercised.

(2) Mr. Mullahy's options were granted on October 27, 1997 at an exercise price of $20.50, and expire October 27, 2007.

(3) Mr. Brown's options were granted on February 1, 1994 (2,000 shares), April 4, 1995 (3,000 shares), April 8, 1996 (2,000 shares) and October 27, 1997
    (6,000 shares) at exercise prices of $9.50, $12.25 $19.75 and $20.50 respectively, and expire February 1, 1999, April 4, 2005, April 8, 2006 and October 27, 2007, respectively.

(4) Mr. Merz's options were granted on February 1, 1994 (1,500 shares), April 4, 1995 (3,000 shares), April 8, 1996 (1,500 shares) and October 27, 1997
    (4,000 shares) at exercise prices of $9.50, $12.25, $19.75 and $20.50 respectively, and expire February 1, 1999, April 4, 2005, April 8, 2006 and October 27, 2007, respectively.

(5) Mr. Sepulveda's options were granted on February 1, 1994 (3,000 shares), April 4, 1995 (4,000 shares), April 8, 1996 (2,000 shares) and October 27, 1997 (6,000 shares) at exercise prices of $9.50, $12.25, $19.75 and $20.50, respectively, and expire February 1, 1999, April 4, 2005, April 8, 2006 and October 27, 2007, respectively.

(6) Mr. Becker's options were granted on February 1, 1994 (1,500 shares), April 4, 1995 (3,000 shares), April 8, 1996 (2,000 shares) and October 27, 1997
    (4,000 shares) at exercise prices of $9.50, $12.25, $19.75, and $20.50, respectively, and expire February 1, 1999, April 4, 2005, April 8, 2006 and October 27, 2007, respectively.

(7) The value of unexercised in-the-money options at the end of fiscal year 1997 is determined by multiplying the number of options held by the difference between the market price of the Common Stock underlying the options on December 31, 1997 ($22.00 per share) and the exercise price of the options granted.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers, directors and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on a review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that Section 16 Reports were not required, the Company believes that all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to 1997 have been complied with on a timely basis, except that Mr. Strate's Section 16 Report on Form 3 inadvertently was filed approximately three weeks late upon his joining the Board of Directors.

                                 PROPOSAL NO. 2
        INCREASE IN SHARES RESERVED UNDER 1992 LONG TERM INCENTIVE PLAN

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1992 LONG TERM INCENTIVE PLAN.

BACKGROUND OF THE PLAN

     The Company has a 1992 Long Term Incentive Plan (the "LTIP") which is available to certain employees, officers and directors of the Company. The LTIP was adopted by the Board of Directors of the Company on May 22, 1992, and received stockholder approval on May 26, 1992. The Board of Directors and Stockholders of the Company have subsequently approved amendments to the LTIP to increase the number of shares of Common Stock reserved for issuance under the plan from the original number of 150,000 shares to an aggregate of 335,000 shares. These amendments were approved by the stockholders on April 9, 1996 and April 8, 1997. The LTIP permits grants of the following types of stock-based incentive compensation: (a) stock options, (b) stock appreciation rights, (c) restricted stock, (d) deferred stock, (e) stock purchase rights and (f) other stock-based awards.

     As of February 17, 1998, options for 8,663 shares granted under the LTIP had been exercised and options for 319,977 shares remained outstanding. As a result, without the amendment, only 6,360 shares would remain available for future grants.

PROPOSED AMENDMENT OF THE PLAN

     The Board of Directors of the Company approved an amendment to the LTIP on December 3, 1997, subject to stockholder approval at the Meeting, to increase the number of shares of Common Stock available for issuance under the LTIP by 150,000 shares. In all other respects, the LTIP would remain unchanged.

CONCLUSION AND RECOMMENDATION

     The Board of Directors recommends a vote "for" approval of the amendment. The Board of Directors believes that the additional 150,000 shares, which represent approximately 4.3% of the current number of outstanding shares of Common Stock, are necessary (i) in order for the Company to continue to attract and retain key personnel, (ii) in order to continue to more closely align the interests of such personnel with those of the stockholders, and (iii) to be available as a potential management incentive in the Company's acquisition program. The number of options which might be granted to any individual from the shares to be added to the LTIP by amendment will be determined at the discretion of the Compensation Committee of the Board of Directors.

     A quorum being present, the affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on the amendment shall be required for its approval. Thus, abstentions or broker non-votes, if any, will not be included in the totals and will have no effect on the outcome of the vote.

                                 PROPOSAL NO. 3
                             SELECTION OF AUDITORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS.

     The Board of Directors has selected Arthur Andersen LLP to act as auditors for the Company's current fiscal year. A quorum being present, the affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on the appointment of the auditors shall be required for approval. Thus, abstentions or broker non-votes, if any, will not be included in the totals and will have no effect on the outcome of the vote.

     In the event the appointment of Arthur Andersen LLP as independent auditors for fiscal year 1998 is not approved by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

     A representative of Arthur Andersen LLP will be present at the Meeting and will be provided the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

     The Company's consolidated financial statements for the fiscal year ended December 31, 1997, were audited and reported upon by Arthur Andersen LLP. In connection with that audit, Arthur Andersen LLP also reviewed the Company's Annual Report, quarterly financial statements, and the Company's filings with the Securities and Exchange Commission and consulted with management as to the financial statement implications of matters under consideration.

                                 OTHER MATTERS

     The Board of Directors of the Company is not aware of any other matters which may come before the Meeting. If any other matters shall properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment. The Board of Directors knows of no matter to be acted upon at the Meeting that would give rise to appraisal rights for dissenting stockholders.

                             STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for action at the Company's 1999 Annual Meeting of Stockholders must submit the proposal in writing so as to be received by the Company at its principal executive offices no later than November 5, 1998.

              YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR
                 MANY SHARES. PLEASE FILL IN, DATE AND SIGN THE
                   ENCLOSED PROXY CARD AND RETURN IT PROMPTLY
                           IN THE ENCLOSED ENVELOPE.

                          NATIONAL DENTEX CORPORATION

   PROXY FOR THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF SHAREHOLDERS ON
                                 APRIL 7, 1998
            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received the Notice of Special Meeting in Lieu of Annual Meeting of Shareholders, Proxy Statement and the Annual Report of National Dentex Corporation (the "Company"), hereby appoint(s) William M. Mullahy and David L. Brown, or either of them, proxies for the undersigned, with full power of substitution in each of them, to represent the undersigned at the Special Meeting in Lieu of Annual Meeting of Shareholders of the Company to be held at The Sky Restaurant, 120 Boston Post Road, Sudbury, Massachusetts 01776 at 10:00 a.m. on Tuesday, April 7, 1998 and at any adjournment or postponement thereof, and thereat to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock of the Company upon or in respect of which the undersigned would be entitled to vote or act and with all powers the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated on the reverse.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

The undersigned hereby confer(s) upon said proxies, and each of them, discretionary authority to vote (a) upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting, and (b) with respect to the selection of Directors in the event of any unforeseen emergency.

Attendance of the undersigned at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his or her intention to vote said share in person. If a fiduciary capacity is attributed to the undersigned hereon, this proxy will be deemed signed by the undersigned in that capacity.

--------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

-------------------------------------        -----------------------------------

-------------------------------------        -----------------------------------

-------------------------------------        -----------------------------------

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


_______________________________________________________

               NATIONAL DENTEX CORPORATION
_______________________________________________________

Mark box at right if an address change or comment has    /  /
been noted on the reverse side of this card.

RECORD DATE SHARES:




                                                  ------------------------
Please be sure to sign and date this Proxy.       Date
--------------------------------------------------------------------------



--------------Shareholder sign here----------------Co-owner sign here-----


1.  Proposal to fix the number of directors at
    five and to elect the following persons
    as directors.                                FOR ALL      WITH-    FOR ALL
                                                 NOMINEES     HOLD     EXCEPT

       Jack R. Crosby, David V. Haridns,           \  \        \  \      \  \
    William H. McClurg, William M. Mullahy
            and Norman F. Strate

    To withhold authority to vote for any individual nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s) in the list above.
                                                   FOR       AGAINST   ABSTAIN

2.  Proposal to approve the amendment of the       \  \        \  \      \  \
    Company's Long Term Incentive Plan to
    increase the number of shares available
    for issuance by 150,000 shares.

                                                   FOR       AGAINST   ABSTAIN
3.  Proposal to approve appointment of Arthur
    Andersen LLP as auditors.                      \  \        \  \      \  \


4. In their discretion on any other matters as may properly come before the meeting or at any adjournment or postponement thereof.




DETACH CARD                                                          DETACH CARD

                          NATIONAL DENTEX CORPORATION


Dear Shareholder,

Please take note of the important information enclosed with this proxy card. This is your opportunity to vote on important matters related to the management and operation of your Company. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your proxy card must be received prior to the Special Meeting in Lieu of Annual Meeting of Shareholders, which is scheduled to be held on April 7, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

NATIONAL DENTEX CORPORATION